Exhibit 10.11

SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of April 1, 2016 (the “Effective Date”) by and between American Nutra Tech, LLC, Caribe Plaza Building, 8th Floor, 53 Palmeras Street, San Juan, Puerto Rico 00901 (“ANT”) and ImmuDyne, Inc., a corporation with a place of business 50 Spring Meadow Road, Mt. Kisco, NY 10549 (“Company”).

WHEREAS, Company desires to hire ANT to perform business development, marketing and sales related Consulting Services (“Services”) related to the development of a direct marketing business;

WHEREAS, Company desires to compensate ANT in the form of shares and an option to purchase shares of Immudyne, Inc. common stock, only in the event that certain performance milestones are achieved by the Company and its subsidiaries while this Agreement is in effect;

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, ANT and Company hereby agree to an exchange of restricted Company common stock (each a “Share” and collectively, the “Shares”) and options to purchase shares of Company common stock (collectively the “Options”) for professional services under the following terms and conditions:

1.	Services

ANT agrees to provide, and Company agrees to accept and pay for in accordance with Section 2 below, the following Consulting Services (“Services”):

•	Assistance with the establishment of the Inate Scientific (“Inate”) and ImmuDyne PR, LLC (“ImmuDyne PR”), a direct marketing business selling skincare products that contain Immudyne’s proprietary ingredients

•	Oversight of Inate and ImmuDyne PR day to day operations including sales, merchant processing and customer service

•	Identification of new acquisition candidates for ImmuDyne, Inc. and new products that can be directly marketed by ImmuDyne PR

•	Counsel related to the company’s overall business strategy and financial decision making

2.	Consideration

Company shall pay to ANT the following Equity Fee (the “Equity Fee”) in consideration for the Services:

•	Upon signing of this Amendment, 1,000,000 restricted shares of ImmuDyne Inc. common stock. ImmuDyne, Inc. shall have the option to rescind this share issuance on 12/31/16 if less than $500,000 USD is received by ImmuDyne, Inc. from ImmuDyne PR. ANT may at its sole discretion make up the difference between what Company receives from ImmuDyne PR and the $500,000 USD minimum required for ANT to earn this issuance;

•	150,000 restricted shares of ImmuDyne, Inc. common stock for each $500,000 distributed by ImmuDyne PR to Company. All shares issued to ANT shall be considered fully paid and validly issued. The amount of shares to be issued by Company to ANT shall be capped at 1,500,000. To clarify, Company will have issued 1,500,000 shares to ANT upon such time that ImmuDyne PR has distributed $5,000,000 to Company;

•	Upon receipt by ImmuDyne, Inc. of $1,250,000 in actual cash from ImmuDyne PR, ANT shall be issued 750,000 restricted shares of ImmuDyne Inc. common stock and a ten-year option to buy 1,000,000 shares at $0.20 (including a cashless exercise feature);

•	Upon receipt by ImmuDyne, Inc. of $2,000,000 in actual cash from ImmuDyne PR, ANT shall be issued an additional 750,000 restricted shares of ImmuDyne Inc. common stock and a ten-year option to buy an additional 1,000,000 shares at $0.20 (including a cashless exercise feature);

•	Upon receipt by ImmuDyne, Inc. of $3,000,000 in actual cash from ImmuDyne PR, ANT shall be issued 750,000 restricted shares of ImmuDyne Inc. common stock and a ten-year option to buy 750,000 shares at $0.20 (including a cashless exercise feature);

Attached as Appendix A is (i) documentation in support of the Company’s authorization of the Equity Fee, including the resolutions of the Company’s Board of Directors authorizing and effecting the grant of the Equity Fee, and (ii) the disclosure of any and all restrictions that apply to the Shares granted to ANT for payment of the Equity Fee. To the extent that ANT desires such Shares to be in a party name other than ANT, ANT will notify the Company in writing and the Company shall comply with such request. The Company may at its sole discretion accelerate the vesting schedule of the Equity Fee due to satisfactory completion of the deliverables outlined in this Agreement. Company agrees to provide, via the Company’s counsel, a Rule 144 legal opinion for all shares issued pursuant to this Agreement within three business days of such request by ANT, so long as those shares are eligible for resale under Rule 144. Company agrees that it will permit and instruct its transfer agent to accept a third party legal opinion to remove all restrictions placed on the shares issued to ANT pursuant to this Agreement. Notwithstanding the foregoing, if the shares of ImmuDyne’s common stock become issuable hereunder and such issuance requires an amendment to ImmuDyne’s Articles of Incorporation to increase the number of its authorized shares of the common stock, ImmuDyne shall, solely to the extent necessary, use its reasonable efforts to file an amendment to its Articles of Incorporation in accordance with the laws of the State of Delaware, and such issuance shall at all times be subject to the filing of such amendment.

3.	Piggyback Registration

If the Company shall determine to register for its own account or the account of others under the Securities Act of 1933 any of its equity securities, the Company shall include in such registration statement all of the Shares issued to ANT as part of the Equity Fee. Notwithstanding the foregoing, in the event that any registration shall be in whole or in part an underwritten offering, the number of registrable securities to be included in such an underwriting may be reduced (pro rata among ANT and the holders of the other registrable securities contemplated being included in such registrations based on the number of registrable securities requested to be registered by each of them) if and to the extent that the managing underwriter shall be of the good faith opinion (expressed in writing) that such inclusion would reduce the number of registrable securities to be offered by the Company or otherwise adversely affect such offering. Nothing herein shall be construed so as to require the Company, in connection with any proposed offering, to engage the services of an underwriter, as, for example, if the Company shall file a registration statement under Rule 415 of the Securities Act without the services or engagement of any underwriter. This “piggy-back” registration right shall not apply to an offering of equity securities registered on Form S-4 or S-8 (or their then equivalent forms) relating to securities to be issued solely in connection with an acquisition of any entity or business or securities issuable in connection with a stock option or other employee benefit plan.

4.	Term of Service

The term of this Agreement begins on the Effective Date and will end on the 24-month anniversary of this agreement.

5.	Termination for Cause

Notwithstanding the foregoing, this Agreement may be terminated by either party immediately without notice if any party: (a) has a receiver or similar party appointed for its property, becomes insolvent, acknowledges its insolvency in any manner, ceases to do business, makes an assignment for the benefit of its creditors, or files a petition in bankruptcy; (b) engages in any unlawful business practice; or (c) breaches any of its obligations under the Agreement in any material respect.

6.	Indemnification

The Company shall be solely responsible for its products, the content of its website, its IR/PR communications, and its advertising materials, and any claims it makes about its products or its business, and any losses related to the aforementioned, and shall, at its sole cost and expense, defend and indemnify ANT and hold ANT harmless from and against any claims, loss, suit, liability or judgment, including reasonable attorney’s fees and costs, arising out of, or in connection with Company’s products, website, IR/PR communications or advertising published/aired hereunder, including, without limitation, for any violations of securities laws or regulations, misrepresentations, false advertising, libel, slander, violation of right of privacy, plagiarism, infringement of copyright or other intellectual property interest, except in the case of ANT’s unauthorized or negligent use of any information prepared by Company.

In connection with the engagement of ANT to assist the Company, the Company understands and acknowledges that ANT may use and rely upon and further disseminate information created or provided by the Company, including but not limited to publicly available information such as information contained in the Company’s SEC filings, press releases, and on the Company’s website.

If ANT, its affiliates, each other person or entity, if any, controlled by ANT or any of its affiliates, their respective current and former officers, directors, partners, attorneys, owners, employees and agents, and the heirs, successors and assigns of all of the foregoing persons or entities (collectively, “ANT Indemnitees”) become involved in any capacity in any pending or threatened claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) (i) in connection with or arising out of any untrue statements or alleged untrue statements of a material fact contained in any information supplied or provided by the Company; (ii) in connection with or arising out of any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading contained in any information supplied or provided by the Company; or (iii) otherwise in connection with any matter in any way relating to or referring to this Agreement or arising out of the matters contemplated by this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, the Company agrees to indemnify, defend and hold the ANT Indemnitees harmless to the fullest extent permitted by law from and against any losses, claims, damages, liabilities and expenses in connection with any Proceeding, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the willful misconduct of ANT.

If Company, its affiliates, each other person or entity, if any, controlled by Company or any of its affiliates, their respective current and former officers, directors, partners, attorneys, owners, employees and agents, and the heirs, successors and assigns of all of the foregoing persons or entities (collectively, “Company Indemnitees”) become involved in any capacity in any pending or threatened claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) (i) in connection with or arising out of any untrue statements or alleged untrue statements of a material fact contained in any information supplied or provided by ANT; (ii) in connection with or arising out of any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading contained in any information supplied or provided by ANT; or (iii) otherwise in connection with any matter in any way relating to or referring to this Agreement or arising out of the matters contemplated by this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, ANT agrees to indemnify, defend and hold the Company Indemnitees harmless to the fullest extent permitted by law from and against any losses, claims, damages, liabilities and expenses in connection with any Proceeding, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the willful misconduct of Company.

7.	Confidential Information

All information supplied by one party to the other party in connection with this Agreement shall be given in confidence. Neither party shall disclose any such information to any third party without prior written consent of the other party. Both parties shall take such precautions, contractual or otherwise, as shall be reasonably necessary to prevent unauthorized disclosure of such information by their employees during the term of this Agreement and for a period of two (2) years thereafter.

8.	Entire Agreement

This Agreement contains the entire agreement between the parties and their principles relating to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties and their principles related to the subject matter hereof, including the Referral Fee Agreement dated October 8, 2015. No modification of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

9.	Governing Law, Dispute Resolution, Mediation and Arbitration

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico without reference to conflict of laws principles. In the event of any dispute arising under or pursuant to this Agreement, the parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation. If the parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator in New York. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then the following Paragraph shall apply.

The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. All disputes arising out of or relating to this Agreement which cannot be settled by the parties, other than claims solely for injunctive relief where time is of the essence, shall promptly be submitted to and determined in arbitration in New York, pursuant to the commercial rules and regulations then in effect of the American Arbitration Association. The arbitrator(s) shall be elected as follows: in the event the Parties agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Parties do not so agree, the Parties on each side of the dispute shall select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The decision of the arbitrator(s) shall be final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction.

Discovery shall be allowed pursuant to the United States Federal Rules of Civil Procedure and as the arbitrator(s) determine appropriate under the circumstances. Such arbitrator(s) shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

10.	Waiver

The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

11.	No Right to Assign

Neither party has the right to assign, sell, modify, or otherwise alter this Agreement, except upon the express written advance approval of the other party, which consent can be withheld for any reason.

12.	Further Assurances

At any time or from time to time after any issuance of securities, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of such issuance.

13.	Severability

All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

14.	Force Majeure

Except for the obligation to pay money, neither party shall be liable to the other party for any failure or delay in performance caused by acts of God, fires, floods, strikes, whether legal or illegal, water damage, riots, epidemics or any other causes beyond such party’s reasonable control, and such failure or delay will not constitute a breach of this Agreement.

15.	Attorney’s Fees

In the event any party to this Agreement employs an attorney to enforce any of the terms of the Agreement, the prevailing party shall be entitled to recover its actual attorney’s fees and costs, including expert witness fees.

16.	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given if personally delivered, sent by recognized courier service, or by registered or certified mail, to, in the case of the Company, the Company’s principal office, or, in the case of ANT, to its office home address. All notices or communications hereunder shall be deemed to have been given upon deposit in the United States mail or with such other recognized courier, postage prepaid or upon delivery thereof, whichever is earlier.

17.	Headings

The section headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

18.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same document. This Agreement may be executed via facsimile or electronic signature, and each such facsimile copy, electronic signature or counterpart shall be deemed an original.

The parties represent and warrant that, on the date first written above, they are authorized to enter into this Agreement in its entirety and duly bind their respective principals by their signatures below.

EXECUTED as of the date first written above.

American Nutra Tech, LLC (“ANT”)		Immudyne, Inc. (“Company”)

By:	/s/ Stefan Gallupi	By:	/s/ Mark McLaughlin

Title:	CEO	Title:	President
Date signed: 3-29-16		Date signed: 4-1-2016